Exhibit 10.2

Notice of Grant of

Restricted Stock Award,

Performance-based Equity Award, and
Performance-based Cash Award

Name

Street Address

City, State Zip Code

Subject to the terms and conditions of the Farmers National Banc Corp. 2022 Equity Incentive Plan and the Farmers National Banc Corp. Long-Term Incentive Plan (collectively, the “Plans”), and the accompanying Restricted Stock Award Agreement, Performance-Based Equity Award Agreement, and Performance-Based Cash Award Agreement (collectively, the “Award Agreements”), you have been granted Shares of Restricted Stock, Performance-based Shares, and a Performance-based Cash Award (collectively, the “Awards”) as follows:

Grant Date:         [___________], 2026

Number of Shares or $:         Your Awards consist of the following:

______ Shares of Restricted Stock

______ Performance-based Shares

$_____ Target Performance-based Cash

Vesting Schedule:         Your Awards of Shares of Restricted Stock, Performance-based Shares, and Performance-based Cash will be subject to vesting on [________], 2029 (the “Normal Vesting Date”), subject to all other terms and conditions described in the respective Award Agreements.

Settlement:         Your Awards will be settled in Shares or cash, depending on the Award, as described in the respective Award Agreements.

This Notice of Grant and the accompanying Award Agreements describe your Awards and the terms and conditions of your Awards. To ensure you fully understand these terms and conditions, you should:

●	Read each Plan carefully to ensure you understand how the Plan works; and

●	Read this Notice of Grant and each corresponding Award Agreement carefully to ensure you understand the nature of your Award and what you must do to earn it.

You may contact Mark Nicastro by telephone (330-533-5025) or email (mnicastro@farmersbankgroup.com) if you have any questions about your Awards or Award Agreements.

LTIP Opportunity Percentage	Grant Date Annual Salary	Grant Date Share Price (30-day Trailing Average)